EnCana earns $1.25 billion in 2002, cash flow exceeds $4.2 billion

Annual sales increase 12 percent to 723,000 barrels of oil equivalent per day
Natural gas sales surpass 3 billion cubic feet per day in fourth quarter

     Calgary, Alberta, (February 20, 2003) — EnCana Corporation (TSX & NYSE: ECA) earned pro forma $1.254 billion, or $2.59 per common share diluted, in 2002 and generated pro forma $4.211 billion of cash flow, or $8.71 per common share diluted. Daily pro forma oil and gas sales exceeded the midpoint of the company’s 2002 target range, averaging 723,000 barrels of oil equivalent (BOE), up 12 percent per common share from the pro forma 2001 results of EnCana’s legacy companies. Daily sales were comprised of about 2.8 billion cubic feet of natural gas, up 16 percent per share in the past year, and about 263,000 barrels of oil and natural gas liquids (NGLs), up 5 percent per share over pro forma sales in 2001. Conventional operating and administrative costs on a pro forma basis in 2002 were approximately $4.77 per barrel of oil equivalent.

     All references to 2001 production and sales and 2002 production, sales and financial information in this news release text and tables for EnCana are presented on a pro forma basis as if the merger of PanCanadian Energy Corporation (“PanCanadian” or “PCE”) and Alberta Energy Company Ltd. (“AEC”) had occurred at the beginning of the respective periods. All $ figures are Canadian unless otherwise stated.

     “2002 can only be described as a year of remarkable achievement for EnCana. Just over one year ago, we set out to create a best-in-class independent oil and gas company. We have made tremendous progress towards that goal,” said Gwyn Morgan, EnCana’s President & Chief Executive Officer.

     “In our inaugural year, we created the world’s largest independent, surpassed the midpoint of our sales growth targets, replaced production by 190 percent on a proved basis, increasing total conventional proved reserves by 10 percent, and refined our strategy to concentrate on premium growth, high return conventional exploration and production investments,” Morgan said.

     “EnCana’s strategy is focused on operated, high working interest conventional oil and gas properties where we believe we can leverage our core competencies, control the pace of development and manage capital and operating costs,” Morgan said. “In the past year, we ve put this strategy into action. We sold our interests in two major oil pipelines, reached an agreement to sell a 10 percent interest in Syncrude, and divested of approximately $700 million in non-core properties and assets. We acquired high quality natural gas assets through two complementary acquisitions in the U.S. Rockies, brought the world’s first large scale steam-assisted gravity drainage (SAGD) project on stream and participated in a world-class Gulf of Mexico discovery. And, EnCana shares achieved a total return of 19 percent, including dividends, in 2002,” Morgan said.

Strong fourth quarter earnings and cash flow, gas sales rise 21 percent

     During the fourth quarter of 2002, EnCana earned $429 million, or $0.88 per common share diluted. Cash flow was $1.472 billion, or $3.03 per common share diluted. Revenues, net of royalties and production taxes, in the fourth quarter were $3.392 billion, while capital investment, including acquisitions and dispositions, was $1.223 billion. Fourth quarter natural gas sales averaged 3.04 billion cubic feet per day, up 21 percent over pro forma results in the fourth quarter of 2001. EnCana withdrew an average of 149 million cubic feet per day of natural gas from storage to capitalize on strong seasonal prices. Oil and NGLs sales averaged 271,000 barrels per day, up about 8 percent, compared to pro forma results in the fourth quarter of 2001. Conventional operating plus administrative costs were approximately $4.93 per barrel of oil equivalent in the quarter. EnCana drilled 905 net wells in the fourth quarter.

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     “With a successful first year in the books, we believe EnCana is poised to continue to grow annual sales by an average of 10 percent per common share for several years ahead. We intend to manage our capital investment to target the highest returns and profitability from our premium quality assets in North America and in select offshore and international locations,” Morgan said. “Add to that advantage the continent’s largest independent network of natural gas storage, and you have a powerful enterprise able to turn prospects into production, reserves into revenue and a unique vision into shareholder value.”

EnCana continues to grow per share value with strong reserve additions

     During 2002, EnCana added 473 million barrels of oil equivalent of conventional proved reserves, which is equivalent to replacing 190 percent of 2002 production on a proved basis. The company’s proved reserve replacement cost was C$9.60 per barrel of oil equivalent (US$8.20 after royalties). The company drilled 3,019 net wells in 2002.

     “The heart of EnCana’s value creation is founded in its oil and gas reserves, which are 100 percent evaluated by external, independent reservoir engineering firms. We implemented this ‘best-in-class’ practice to help give shareholders confidence in an oil and gas company’s most important asset,” Morgan said.

     The inaugural evaluation of EnCana’s total conventional reserve base (excluding Syncrude) resulted in a year-end 2002 balance of about 2.5 billion barrels of oil equivalent proved reserves before royalties, estimated using constant prices and costs. Discoveries, extensions to existing pools and net acquisitions were approximately 552 million barrels of oil equivalent proved reserves. Negative net revisions of approximately 79 million barrels of oil equivalent of conventional proved reserves were recorded.

     EnCana’s major positive proved reserve additions and revisions before acquisitions and dispositions occurred in the U.S. Rockies, Oilsands and Foothills regions and internationally in the U.K. central North Sea. Major negative proved revisions occurred in the Southern and Central Plains regions of Alberta following the first fully independent reserves assessment of these assets. “Despite these revisions, EnCana still delivered strong growth in conventional proved reserves of 10 percent. That is an outstanding achievement,” Morgan said.

Reserves at year-end 2002

	Constant prices, before royalties

	Proved	Proved + Probable

Natural gas (billion cubic feet)	8,973	12,431
Conventional oil and NGLs (millions of barrels)	983	1,738

Total conventional (millions of BOE)	2,479	3,810

Syncrude (millions of barrels)	434	713

Total (millions of BOE)	2,913	4,523

2002 Conventional reserves replacement cost

	Constant prices

C$ before royalties	Proved	Proved + Probable

2002	9.60	6.20
Recycle ratio	1.9	3.0
US$ after royalties
2002	8.20	5.10

     Four engineering companies conducted the inaugural evaluation of 100 percent of EnCana’s reserves. McDaniel & Associates Consultants Ltd. and Gilbert Laustsen Jung Associates Ltd. evaluated EnCana’s Western Canada reserves, while Netherland, Sewell & Associates, Inc. evaluated EnCana’s U.S. onshore reserves. Ryder Scott Company conducted the independent reserve evaluations for EnCana’s offshore and international assets. Also, EnCana has an independent reserves committee of its board of directors which reviews the process used in the evaluation of reserves and the qualifications of the company’s independent engineering firms.

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EnCana targeting 10 percent per common share internal sales growth in 2003

     EnCana’s 2003 total daily conventional oil and gas sales volumes are forecast to grow by an average of 10 percent per common share from 2002 pro forma rates to between 740,000 and 797,000 barrels of oil equivalent. That sales forecast is comprised of between 3 billion and 3.1 billion cubic feet of gas per day and 240,000 and 280,000 conventional barrels of oil and NGLs per day. These figures exclude any contribution from Syncrude prior to the sale of EnCana’s interests.

Tight supply and cold winter boost natural gas prices as year closes out

     For 2002, EnCana’s average realized gas price was $4.07 per thousand cubic feet, down 29 percent from the 2001 average. However, in the fourth quarter, EnCana’s average realized gas price was $5.11 per thousand cubic feet, up 42 percent over the fourth quarter of 2001, reflecting the tight supply and cold weather experienced across large consuming regions of North America. Prices have strengthened further in 2003, and are expected to continue at strong levels through the year.

Oil prices rose through 2002, Canadian heavy oil differentials narrowed

     In 2002, EnCana’s realized oil and natural gas liquids price averaged $30.98 per barrel, up 8 percent from 2001. In the fourth quarter, EnCana’s realized oil and natural gas liquids price was $32.94, up 26 percent over one year earlier. The average 2002 West Texas Intermediate (WTI) crude oil benchmark price was US$26.15 per barrel, up slightly from US$25.95 per barrel in 2001. Global oil prices rose to average US$28.23 WTI per barrel during the fourth quarter of 2002 principally due to continued speculation over a possible war in Iraq and the widespread strike in Venezuela. During 2002, Canadian heavy oil differentials narrowed substantially, averaging US$5.93 per barrel compared with US$9.87 per barrel in 2001. In Ecuador, the oil quality differential also narrowed, dropping to average US$4.16 from US$7.02 per barrel in 2001.

EnCana manages risk with series of natural gas and oil price hedges

     EnCana has established a series of risk management strategies on a portion of its forecast oil and gas sales. In 2003, EnCana has fixed price arrangements on about 33 percent of its forecast gas sales and about 46 percent of its forecast oil and NGLs sales. A summary of EnCana’s current oil and gas hedges follows.

2003	Price Basis	Term	Volume	Price

Natural Gas	AECO Fixed Price	Calendar 03	757 MMcf/d	C$6.10/Mcf
	AECO Basis Swap	Calendar 03	156 MMcf/d	AECO less US$0.50/Mcf
	NYMEX Fixed Price	Calendar 03	259 MMcf/d	US$4.20/Mcf
	U.S. Rockies Basis Swap	Calendar 03	547 MMcf/d	NYMEX less US$0.55/Mcf
	U.S. Rockies Collar	Calendar 03	50 MMcf/d	US$2.08 - US$4.52/Mcf
Oil	Costless Collars	Calendar 03	40,000 bbls/d	US$21.95 - US$29.00/bbl
	Swaps	Calendar 03	85,000 bbls/d	US$25.28/bbl

2004-2007	Price Basis	Term	Volume	Price

Natural Gas	AECO Fixed Price	Calendar 04	114 MMcf/d	C$6.01/Mcf
	AECO Basis Swap	2004-07	218 MMcf/d	AECO less US$0.50/Mcf
	AECO Collar	Calendar 04	62 MMcf/d	C$5.28-C$7.49/Mcf
	NYMEX Fixed Price	Calendar 04	50 MMcf/d	US$4.41/Mcf
	U.S. Rockies Basis Swap	2004-07	344 MMcf/d	NYMEX less US$0.45/Mcf
	U.S. Rockies Collar	2004-07	50 MMcf/d	US$2.08 - US$4.52/Mcf
Oil	Costless Collars	Calendar 04	62,500 bbls/d	US$20.00 - US$25.69/bbl
	Swaps	Calendar 04	62,500 bbls/d	US$23.13/bbl

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     Important Notice: Readers are cautioned that a portion of the 12 month results and the comparisons to prior years results are based on pro forma calculations and these pro forma results may not reflect all adjustments and reconciliations that may be required under Canadian generally accepted accounting principles. These pro forma results may not be indicative of the results that actually would have occurred or of the results that may be obtained in the future.

Consolidated EnCana Highlights

Financial Highlights	EnCana	EnCana
(as at and for the period ended December 31, 2002)	3 months	12 months
($ millions, except per share amounts)	Actuals	Pro Forma

Revenues, net of royalties and production taxes	3,392	11,213
Cash Flow	1,472	4,211
Per share — basic	3.08	8.89
Per share — diluted	3.03	8.71
Net earnings	429	1,254
Per share — basic[1]	0.90	2.64
Per share — diluted	0.88	2.59
Capital investment, excluding dispositions	1,506	5,752
Total assets	31,322	31,322
Long-term debt	7,395	7,395
Preferred securities (including those of subsidiaries)	583	583
Shareholders equity	13,794	13,794
Debt-to-capitalization ratio	36%	36%
(adjusted for working capital and including preferred securities as debt)
Common shares
Outstanding at December 31, 2002 (millions)	478.9	478.9
Weighted average diluted (millions)	485.2	483.6

1	Impact of including share options in earnings calculations

     If EnCana were to record compensation expense for outstanding stock options, earnings per share — basic would have been $2.47 per share, $0.17 per share less, for the pro forma year ended December 31, 2002.

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Operating Highlights	Q4 2002	Q4 2001%		2002	2001	%
(for the period ended Dec. 31)	Actuals	Pro forma	Change	Pro forma	Pro forma	Change

Sales
Total (BOE/d)	777,215	669,147	+16	722,554	646,025	+12
Guidance midpoint				712,500
Natural gas (MMcf/d)	3,037	2,509	+21	2,758	2,376	+16
Guidance midpoint				2,750
Total liquids (bbls/d)	271,048	250,980	+8	262,887	250,025	+5
Guidance midpoint				254,500
Onshore North America
Conventional oil and NGLs	179,067	156,739	+14	169,722	156,077	+9
Syncrude	34,261	32,347	+6	31,556	30,687	+3
Offshore & International	57,720	61,894	-7	61,609	63,261	-3

Prices
North American gas price ($/Mcf)	5.11	3.60	+42	4.07	5.75	-29

North American conventional oil price ($/bbl)
Light/medium	35.10	26.82	+31	32.40	30.20	+7
Heavy	24.63	18.81	+31	25.34	19.48	+30
Syncrude ($/bbl)	42.29	41.83	+1	40.11	42.02	-5
International crude oil ($/bbl)
Ecuador	35.38	23.62	+50	31.30	26.24	+19
U.K	37.99	35.96	+6	36.14	36.21	—
Natural gas liquids ($/bbl)	36.15	22.85	+58	30.44	32.53	-6

Total liquids ($/bbl)	32.94	26.14	+26	30.98	28.60	+8

EnCana corporate developments

EnCana sells interests in two major oil pipelines and agrees to sell 10 percent share of Syncrude

     Early in January 2003, EnCana closed the sales of its indirect 100 percent ownership of the Express Pipeline System and its indirect 70 percent interest in the Cold Lake Pipeline System for a total of approximately $1.6 billion, which included assumed debt of approximately $599 million. On February 3, EnCana announced an agreement with Canadian Oil Sands Limited (Canadian Oil Sands) to sell a 10 percent share of the Syncrude project for approximately $1.07 billion. EnCana has also granted Canadian Oil Sands an option to purchase EnCana’s remaining 3.75 percent share and an overriding royalty for approximately $417 million. The sale of the 10 percent share is expected to close on or about February 28, 2003 and Canadian Oil Sands holds its option until December 31, 2003.

AEC capital securities redeemed

     On December 9, 2002, AEC redeemed its 8.38% Capital Securities due June 27, 2040 and its 8.50% Capital Securities due December 20, 2040, paying security holders approximately $495 million.

Dividends

     The board of directors of EnCana declared a quarterly dividend of 10 cents (C$0.10) per share payable on March 31, 2003 to common shareholders of record as of March 14, 2003.

Normal Course Issuer Bid approved

     Effective October 16, 2002, EnCana received approval from the Toronto Stock Exchange for a Normal Course Issuer Bid. Under the bid, EnCana may purchase for cancellation up to 23,843,565 of its Common Shares, representing 5 percent of the 476,871,300 Common Shares outstanding as at October 4, 2002. On October 22, 2002, the company became entitled to make purchases under the bid for a period of up to one year. To date, EnCana has made no purchases under the bid.

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Financial strength

     EnCana maintains the strongest financial position in its upstream independent peer group. At December 31, 2002, the company’s debt-to-capitalization ratio was 36:64 (all preferred securities included as debt). 2002 core capital investment was $4,525 million. Asset acquisitions were $1,227 million and proceeds from asset and corporate dispositions were $695 million, resulting in net capital investment of $5,057 million.

     EnCana maintains strong investment grade ratings from the major bond rating services: Dominion Bond Rating Service Limited, A(low), Moody’s Investors Service, Baa1, and Standard and Poor’s Ratings Services, A-. On October 2, 2002, EnCana issued C$300 million in medium term notes that bear an annual interest rate of 5.30 percent. The company also consolidated its borrowing capacity into a $4 billion credit facility with a syndicate of major banks and lending institutions.

EnCana operational highlights

Onshore North America

Fourth quarter gas and conventional liquids production up 14 percent, reflecting solid growth in 2002

     EnCana’s North American gas and conventional liquids production continued to grow at a strong pace in 2002, topped off by a 14 percent year-over-year increase in the fourth quarter to average 659,100 barrels of oil equivalent per day on a pro forma basis. Gas production averaged 2.88 billion cubic feet per day, and conventional liquids averaged approximately 179,100 barrels per day. Quarterly gas production growth was led by increases in the U.S. Rockies and northeast British Columbia, where declining Ladyfern production was more than offset by increases in the region. Conventional liquids production increases came from the ramping up of the company’s SAGD projects at Foster Creek and Christina Lake, new NGLs production at Ferrier and increased production at Suffield. For the full year 2002, gas production averaged 2.72 billion cubic feet per day, up 12 percent from 2.43 billion cubic feet per day in 2001. Conventional liquids production rose 9 percent to average about 169,700 barrels per day in 2002. Onshore North America drilled 889 net wells during the fourth quarter, for a total of 2,964 in 2002.

U.S. Rockies gas growth up significantly for second year in a row

     U.S. Rockies fourth quarter gas production almost doubled, rising to 654 million from 331 million cubic feet per day on a pro forma basis from the fourth quarter of 2001. On an annualized daily basis, EnCana’s pro forma gas production from this high growth region has grown from 93 million cubic feet in 2000, to 279 million cubic feet in 2001 to 500 million cubic feet in 2002.

     “We have built a high growth gas producing region in a very short period of time. Following opportunistic acquisitions, including two complementary additions in 2002, we have applied highly successful drilling and completion techniques to assemble a leading growth engine for EnCana,” said Randy Eresman, EnCana’s Chief Operating Officer.

Greater Sierra growing with success

     EnCana has more than 30 rigs running in the Greater Sierra area this winter — expanding production from another of the company’s high growth gas regions. With a 2 million-net-acre land base and a five year inventory of more than 600 well locations, EnCana’s Foothills team is developing this large northeast British Columbia resource play in an assembly line fashion. In 2002, Greater Sierra production averaged 145 million cubic feet per day.

     “We continue to drive down costs and enhance economic returns at Greater Sierra, which is typical of EnCana’s experience with other resource plays. In the past three years, drilling times have decreased from 25 to 15 days per well, contributing to drilling cost reductions of about 25 percent, which has made this a highly profitable growth area,” Eresman said.

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Ladyfern declines offset by gas growth in Foothills region

     Production at Ladyfern in 2002 averaged about 104 million cubic feet per day, closing the year with daily production of about 61 million cubic feet during December. Despite the decline at Ladyfern, production from Encana’s Foothills region increased by about 8 percent in 2002 due to increases at Greater Sierra and Grande Prairie.

EnCana preparing to expand Canada’s first commercial coalbed methane production

     Canada’s first demonstration-scale commercial coalbed methane (CBM) project is producing comparatively small but promising volumes from the company’s fee simple lands east of Calgary. Recently, the company decided to pursue an independent CBM strategy, ending its joint venture arrangement with MGV Energy. Encana’s CBM potential is considerable, with about 4 million acres of 100 percent owned contiguous fee simple lands in southern Alberta that have extensive shallow gas production infrastructure in place.

Canada’s leading SAGD project grows production

     Encana’s oilsands strategy is focused on developing the huge resource potential of its conventional production oilsands holdings through the application of steam-assisted gravity drainage (SAGD), primarily at Foster Creek and Christina Lake. Oil production from Encana’s Foster Creek SAGD project in northeast Alberta reached design capacity of about 20,000 barrels of daily production during the fourth quarter. Construction of a cogeneration plant, which is anticipated to lower Foster Creek’s steam costs while generating electricity for the SAGD facility and the Alberta grid, is nearing completion. It is expected that the additional steam should allow for a low cost expansion at Foster Creek to take production volumes to an anticipated 30,000 barrels per day in 2004. The Christina Lake pilot project is currently producing about 3,300 barrels per day.

     “The world’s first large-scale commercial SAGD project at Foster Creek encountered a series of challenges through its start up phase in 2002. We have resolved these and are targeting to build new efficiencies into future stages of this innovative oilsands development. With an estimated 30 billion barrels of oilsands resource located on EnCana lands, we are adopting a staged, orderly development of this tremendous resource to targeted volumes of more than 100,000 barrels per day. Our oilsands growth is designed to be brought on stream in incremental steps to match the staged establishment of downstream marketing arrangements in consuming regions,” said Eresman.

Redefining Encana’s oilsands strategy — agreement reached to sell 10 percent of Syncrude

     “Our plans to sell our Syncrude interest are driven by our focus on investing in premium growth, high return conventional oil and gas assets where we operate, own a high working interest and are able to apply our core competencies to control the pace of development and achieve industry leading cost performance. Our investment in Syncrude did not match this strategy,” said Eresman. “EnCana will continue to actively manage its asset base and identify non-core assets that do not meet our operating strategies.”

     Encana’s share of Syncrude production during the fourth quarter of 2002 averaged 34,261 barrels per day, up 6 percent from the same period in 2001. In 2002, Syncrude produced 31,556 barrels per day for EnCana, up 3 percent from one year earlier. Operating costs for 2002 averaged $18.53 per barrel.

Offshore & International

Ecuador — complementary acquisition nearly doubles undeveloped land position

     In January 2003, EnCana acquired three largely undeveloped blocks from Vintage Petroleum, Inc. for about US$137.4 million (C$210 million), which includes about US$25.7 million of working capital and is subject to normal post closing adjustments. The acquisition adds about 4,600 barrels per day of oil production and about 603,000 net acres adjacent to Encana’s non-operated Block 15. This complementary acquisition, which closed January 31, 2003 and includes 100 percent of the Shiripuno Block, 75 percent of Block 14 and 70 percent of Block 17, enhances Encana’s opportunity to increase production and meet its targeted transportation commitments on the OCP Pipeline earlier than anticipated.

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     “This acquisition increases our net land position in Ecuador’s under-explored and oil-prone Oriente Basin by about 80 percent. The acquired blocks are in the very early stages of development — the kind of assets where we believe we can efficiently grow production by leveraging off our current operations,” Eresman said.

     Fourth quarter oil sales in Ecuador, which are limited by pipeline capacity, averaged 49,934 barrels per day, down 2 percent from the fourth quarter one year earlier. The OCP Pipeline project is about 85 percent complete and on schedule to transport its initial oil volumes in mid 2003.

U.K. North Sea — Buzzard moving through regulatory process

     EnCana is preparing to file a comprehensive Environmental Statement with the U.K. Department of Trade and Industry on its Buzzard oil development project in the central North Sea. The Buzzard field, located about 100 kilometres northeast of Aberdeen, Scotland, contains an estimated 180 million barrels of recoverable light oil net to EnCana. Drilling of production wells is planned to commence in mid 2005 and first oil is expected to start flowing in 2006. Net production to EnCana is expected to be about 75,000 barrels per day when the project reaches plateau volumes in 2007. EnCana owns 45 and 35 percent of the two blocks where Buzzard is located.

East Coast of Canada — Deep Panuke

     EnCana is undertaking a comprehensive review of its Deep Panuke natural gas project with an aim to strengthen anticipated project economics. To accomplish the review, EnCana has requested an adjournment of the regulatory approval process from the Canada-Nova Scotia Offshore Petroleum Board and the National Energy Board. EnCana expects to be able to update the regulators as to the progress on enhancements to the Deep Panuke project by the end of 2003.

Gulf of Mexico — Tahiti appraisal ongoing

     EnCana and its partners are currently drilling two appraisal wells on the Tahiti oil discovery, which is operated by ChevronTexaco and contains an estimated 100 million to 125 million barrels of recoverable oil net to EnCana. The company holds a 25 percent interest in Tahiti, located in the deep water Green Canyon Block 640. The appraisal program is expected to be completed in the second quarter of 2003.

Midstream & Marketing

     Encana’s Midstream & Marketing division achieved operating cash flow from continuing operations of about $230 million on a pro forma basis in 2002.

Two major oil pipelines sold for $1.6 billion

     Early in 2003, EnCana completed the sale of its indirect 100 percent interest in the Express Pipeline System and its indirect 70 percent interest in the Cold Lake Pipeline System. Inter Pipeline Fund purchased Encana’s interest in Cold Lake for approximately $425 million. A consortium including BC Gas Inc., Borealis Infrastructure Management Inc., and Ontario Teachers’ Pension Plan purchased the interest in the Express Pipeline System for approximately $1.175 billion, which included assumed debt of approximately $599 million.

EnCana to open first phase of Countess gas storage

     EnCana is on track to open the first phase of its new Countess gas storage facility, located about 85 kilometres east of Calgary, with an anticipated capacity of 10 billion cubic feet. The drilling of injection and withdrawal wells has been helped by a mild winter and the initial injections are expected to start in the second quarter of this year. The Countess project is expected to continue expanding to a total of 40 billion cubic feet of storage capacity by April 2005. In northern California, construction is progressing on a doubling of Encana’s Wild Goose storage facility to an estimated 29 billion cubic feet of capacity.

     “Our Alberta and California expansions, slated for completion in 2005, are expected to increase Encana’s continental storage capacity to about 200 billion cubic feet, and total peak withdrawal capacity to approximately 4 billion cubic feet per day. These will serve to strengthen Encana’s ranking as North America’s largest independent owner and operator of gas storage,” said Bill Oliver, President of Encana’s Midstream & Marketing division.

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EnCana first Canadian producer to publish crude oil prices

     EnCana is stepping up its North America crude oil marketing effort as the first Canadian producer to publish its crude oil prices. Historically in Canada, only refineries have posted prices that they will pay for various grades of crude. Canadian crudes have traditionally traded at a discount to competitive international and U.S. domestic streams entering the U.S. Midwest from the Gulf Coast. This discount is primarily due to Canada having just one export sales option, the United States. As a seller, EnCana expects to generate more market responsive prices from the buying refineries, thereby reducing the discount for Canadian barrels and achieving closer pricing parity to refiner’s crude alternatives. With daily marketing of close to 320,000 barrels of Western Canadian crude oil, EnCana believes it has an obligation to use its marketing strength to achieve the best possible prices. The posting of prices for EnCana s crudes is one further step to extracting added value from the company’s higher level of production. Encana’s oil price is posted on its Web site at www.encana.com/crudeoilpricing.

IMPORTANT NOTICE

NOTE: This press release includes Encana’s financial statements as well as pro forma financial statements which better reflect the way EnCana views its business:

1)	Encana’s actual financial statements, which reflect results as illustrated in the table below.

EnCana actual financial statements

Q4 2002	Q4 2001	12 months 2002	12 months 2001

EnCana	PCE alone	EnCana	PCE alone
(PCE & AEC)		(PCE & AEC) for Q2, Q3 & Q4,
plus PCE alone Q1

2)	Encana’s pro forma 2002 financial statements, which reflect results as if the merger of PanCanadian Energy Corporation (“PCE”) and Alberta Energy Company Ltd. (“AEC”) had occurred at the beginning of 2002.

This press release and Encana’s supplemental information are posted on the company Web site www.encana.com.

CONFERENCE CALL TODAY

EnCana Corporation will host a conference call today, Thursday, February 20, 2003 starting at 9:30 a.m., Mountain Time (11:30 a.m. Eastern Time) to discuss Encana’s fourth quarter and year-end pro forma 2002 financial and operating results.

To participate, please dial 416-640-1907 approximately 10 minutes prior to the conference call. An archived recording of the call will be available from approximately midnight on February 20, 2003 until February 27, 2003 by dialing 416-640-1917 and entering pass code 234688#.

A live audio Web cast of the conference call will also be available either via Encana’s Web site, www.encana.com, under Investor Relations or via Canada NewsWire at the following address: http://webevents.broadcast.com/cnw/encana20030220. The Web cast will be archived for approximately 90 days.

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EnCana Corporation

     EnCana is one of the world’s leading independent oil and gas companies with an enterprise value of approximately C$30 billion. EnCana is North America’s largest independent natural gas producer and gas storage operator. Ninety percent of the company’s assets are in four key North American growth platforms. EnCana is the largest producer and landholder in Western Canada and is a key player in Canada’s emerging offshore East Coast basins. In the U.S., EnCana is one of the largest gas explorers and producers in the Rocky Mountain states and has a strong position in the deepwater Gulf of Mexico. The company has two key high potential international growth platforms: EnCana is the largest private sector oil producer in Ecuador and is the operator of a very large oil discovery in the U.K. central North Sea. The company also conducts high upside potential New Ventures exploration in other parts of the world. EnCana is driven to be the industry’s best-in-class benchmark in production cost, per-share growth and value creation for shareholders. EnCana common shares trade on the Toronto and New York stock exchanges under the symbol ECA.

     ADVISORY — In the interests of providing Encana’shareholders and potential investors with information regarding EnCana, including management’s assessment of Encana’s future plans and operations, certain statements contained in this news release are forward-looking statements within the meaning of the “safe harbour” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements in this news release include, but are not limited to, Encana’s internal projections, expectations or beliefs concerning future operating results, and various components thereof; future economic performance; the production and growth potential of its various assets, including assets in the U.S. Rockies, Greater Sierra, offshore Canada’s East Coast, the U.K. central North Sea and Ecuador; the anticipated oil and natural gas prices for the remainder of 2003; the ability to achieve production and sales growth targets for 2003 and beyond (including per share sales growth); the sources and deployment of expected capital in 2003; the projected annual post-merger synergies in 2003; the anticipated completion in 2005 of the Countess and Wild Goose gas storage projects; the timing of updates to regulators regarding progress on enhancements to the Deep Panuke project; projected gas storage capacity in 2005; the success of future drilling prospects; potential exploration; the potential success of certain projects such as SAGD (including in 2003 and 2004), Buzzard, coalbed methane, the OCP Pipeline and Syncrude and the expected rates of returns from such projects; the potential capacity of the OCP Pipeline; the ability and timing of meeting Encana’s targeted transportation commitments on the OCP Pipeline; the potential closing date for the sale of Encana’s interest in Syncrude; the proposed dates of drilling and production in the U.K. central North Sea; and the potential success of other exploratory wells in the Gulf of Mexico, offshore Canada’s East Coast and the U.K. central North Sea.

     Readers are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other forward-looking statements will not occur, which may cause the company’s actual performance and financial results in future periods to differ materially from any estimates or projections of future performance or results expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things: volatility of oil and gas prices; fluctuations in currency and interest rates; product supply and demand; market competition; risks inherent in the company’s marketing operations; imprecision of reserve estimates; the company’s ability to replace and expand oil and gas reserves; its ability to generate sufficient cash flow from operations to meet its current and future obligations; its ability to access external sources of debt and equity capital; the risk that the anticipated synergies to be realized by the merger of AEC and PanCanadian will not be realized; costs relating to the merger of AEC and PanCanadian being higher than anticipated and other risks and uncertainties described from time to time in the reports and filings made with securities regulatory authorities by EnCana and its indirect wholly-owned subsidiary, AEC. Although EnCana believes that the expectations represented by such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Readers are cautioned that the foregoing list of important factors is not exhaustive. Furthermore, the forward-looking statements contained in this news release are made as of the date of this news release, and EnCana does not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statements contained in this news release are expressly qualified by this cautionary statement.

10

Further information on EnCana Corporation and Alberta Energy Company Ltd. is available on the company’s Web site, www.encana.com, or by contacting:

FOR FURTHER INFORMATION:

Investor contact:	Media contact:
EnCana Corporate Development
Sheila McIntosh	Alan Boras
Senior Vice-President, Investor Relations	Manager, Media Relations
(403) 645-2194	(403) 645-4747
Greg Kist
Manager, Investor Relations
(403) 645-4737

11

Consolidated Financial Statements

For the three months and the year ended
December 31, 2002

EnCana Corporation

Interim Report
For the period ended December 31, 2002

EnCana Corporation

Consolidated Statement of Earnings

		December 31

		Three Months Ended		Year Ended

(unaudited) ($ millions, except per share amounts)		2002	2001	2002	2001

Revenues, Net of Royalties and Production Taxes	(Note 4)	$3,392	$944	$10,011	$4,894

Expenses	(Note 4)
Transportation and selling		191	47	574	172
Operating		457	163	1,438	693
Purchased product		1,131	283	3,448	1,144
Administrative		76	6	187	83
Interest, net		177	24	419	45
Foreign exchange loss (gain)	(Note 8)	4	6	(20)	20
Depreciation, depletion and amortization		743	261	2,153	852
Gain on corporate disposition		(51)	—	(51)	—

		2,728	790	8,148	3,009

Net Earnings Before the Undernoted		664	154	1,863	1,885
Income tax expense	(Note 6)	239	65	618	631
Distributions on Subsidiary Preferred Securities, net of tax		9	—	20	—

Net Earnings from Continuing Operations		416	89	1,225	1,254
Net Earnings (Loss) from Discontinued Operations	(Note 5)	13	1	(1)	33

Net Earnings		$429	$90	$1,224	$1,287

Net Earnings from Continuing Operations per Common Share	(Note 10)
Basic		$0.87	$0.35	$2.92	$4.89

Diluted		$0.86	$0.33	$2.87	$4.77

Net Earnings per Common Share	(Note 10)
Basic		$0.90	$0.35	$2.92	$5.02

Diluted		$0.88	$0.34	$2.87	$4.90

Consolidated Statement of Retained Earnings

		Year Ended December 31

(unaudited) ($ millions)		2002	2001

Retained Earnings, Beginning of Year
As previously reported		$3,689	$3,721
Retroactive adjustment for change in accounting policy	(Note 2)	(59)	(42)

As restated		3,630	3,679
Net Earnings		1,224	1,287
Dividends on Common Shares and Other Distributions, net of tax		(170)	(1,286)
Other Adjustments		—	(50)

Retained Earnings, End of Year		$4,684	$3,630

See accompanying Notes to Consolidated Financial Statements.

Interim Report
For the period ended December 31, 2002

EnCana Corporation

Consolidated Balance Sheet

		As at December 31,

(unaudited) ($ millions)		2002	2001

Assets
Current Assets
Cash and cash equivalents		$212	$963
Accounts receivable and accrued revenue		2,052	623
Inventories		543	87
Assets of discontinued operations	(Note 5)	1,482	—

		4,289	1,673
Capital Assets, net	(Note 4)	23,770	8,162
Investments and Other Assets		377	237
Assets of Discontinued Operations	(Note 5)	—	728
Goodwill	(Note 3)	2,886	—

	(Note 4)	$31,322	$10,800

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities		$2,390	$824
Income tax payable		14	656
Liabilities of discontinued operations	(Note 5)	825	—
Short-term debt	(Note 7)	438	—
Current portion of long-term debt	(Note 8)	212	160

		3,879	1,640
Long-Term Debt	(Note 8)	7,395	2,210
Deferred Credits and Other Liabilities		585	325
Future Income Taxes		5,212	2,060
Liabilities of Discontinued Operations	(Note 5)	—	586
Preferred Securities of Subsidiary		457	—

		17,528	6,821

Shareholders’ Equity
Preferred securities		126	126
Share capital	(Note 9)	8,732	196
Share options, net	(Note 3)	133	—
Paid in surplus		61	27
Retained earnings		4,684	3,630
Foreign currency translation adjustment	(Note 2)	58	—

		13,794	3,979

		$31,322	$10,800

See accompanying Notes to Consolidated Financial Statements.

Interim Report
For the period ended December 31, 2002

EnCana Corporation

Consolidated Statement of Cash Flows

		December 31

		Three Months Ended		Year Ended

(unaudited) ($ millions, except per share amounts)		2002	2001	2002	2001

Operating Activities
Net earnings from continuing operations		$416	$89	$1,225	$1,254
Depreciation, depletion and amortization		743	261	2,153	852
Future income taxes	(Note 6)	396	23	667	134
Other		(106)	11	(266)	19

Cash flow from continuing operations		1,449	384	3,779	2,259
Cash flow from discontinued operations		23	2	42	47

Cash flow		1,472	386	3,821	2,306
Net change in non-cash working capital from continuing operations		(524)	25	(1,347)	515
Net change in non-cash working capital from discontinued operations		18	23	97	(47)

		966	434	2,571	2,774

Investing Activities
Business combination with Alberta Energy Company Ltd.	(Note 3)	—	—	(128)	—
Capital expenditures	(Note 4)	(1,506)	(661)	(4,940)	(1,955)
Proceeds on disposal of capital assets		190	4	566	47
Corporate (acquisitions) and dispositions		93	—	93	84
Net change in investments and other		51	31	64	30
Net change in non-cash working capital from continuing operations		460	118	293	88
Discontinued operations		(1)	(1)	(10)	9

		(713)	(509)	(4,062)	(1,697)

Financing Activities
Issuance of short-term debt		438	—	438	440
Repayment of short-term debt		—	(440)	—	(690)
Issuance of long-term debt		892	1,322	2,354	1,566
Repayment of long-term debt		(1,729)	(150)	(1,886)	(399)
Issuance of common shares		43	7	139	48
Repurchase of common shares		—	(7)	—	(7)
Dividends on common shares		(47)	(26)	(167)	(1,282)
Payments to preferred securities holders		—	(1)	(31)	(7)
Net change in non-cash working capital from continuing operations		(7)	3	(5)	1
Discontinued operations		(4)	—	(13)	—
Other		(57)	—	(82)	—

		(471)	708	747	(330)

Deduct: Foreign Exchange (Gain) Loss on Cash and Cash Equivalents held in Foreign Currency		—	(4)	7	(19)

(Decrease) Increase in Cash and Cash Equivalents		(218)	637	(751)	766
Cash and Cash Equivalents, Beginning of Period		430	326	963	197

Cash and Cash Equivalents, End of Period		$212	$963	$212	$963

Cash Flow per Common Share	(Note 10)
Basic		$3.08	$1.51	$9.15	$9.02

Diluted		$3.03	$1.47	$8.99	$8.81

See accompanying Notes to Consolidated Financial Statements.

Interim Report
For the period ended December 31, 2002

EnCana Corporation

Notes to Consolidated Financial Statements (unaudited)

1.	BASIS OF PRESENTATION

The interim Consolidated Financial Statements include the accounts of EnCana Corporation, formerly PanCanadian Energy Corporation (“PanCanadian”), and its subsidiaries (the “Company”), including Alberta Energy Company Ltd. (see Note 3), and are presented in accordance with Canadian generally accepted accounting principles. The Company is in the business of exploration, production and marketing of natural gas and crude oil, as well as pipelines, natural gas liquids processing and gas storage operations.

The interim Consolidated Financial Statements have been prepared following the same accounting policies and methods of computation as the annual audited Consolidated Financial Statements for the year ended December 31, 2001, except as described in Note 2. The disclosures provided below are incremental to those included with the annual audited Consolidated Financial Statements. The interim Consolidated Financial Statements should be read in conjunction with the annual audited Consolidated Financial Statements and the notes thereto for the year ended December 31, 2001.

2.	CHANGES IN ACCOUNTING POLICIES AND PRACTICES

Foreign Currency Translation

At January 1, 2002, the Company retroactively adopted amendments to the Canadian accounting standard for foreign currency translation. As a result of the amendments, all exchange gains and losses on long-term monetary items that do not qualify for hedge accounting are recorded in earnings as they arise. Specifically, the Company is now required to translate long-term debt denominated in U.S. dollars into Canadian dollars at the period end exchange rate with any resulting adjustment recorded in the Consolidated Statement of Earnings or as a foreign currency translation adjustment in the Consolidated Balance Sheet for self-sustaining entities. Previously, these exchange gains and losses were deferred and amortized over the remaining life of the monetary item.

As required by the standard, all prior periods have been restated for the change in accounting policy. The change results in an increase in net earnings of $12 million for the three months ended December 31, 2002 (2001 — $1 million decrease) and an increase in net earnings of $28 million for the year ended December 31, 2002 (2001 — $17 million decrease). The effect of this change on the December 31, 2001 Consolidated Balance Sheet is an increase in long-term debt and a reduction in deferred credits and other liabilities of $92 million, as well as a reduction in investments and other assets and retained earnings of $59 million.

In conjunction with the business combination described in Note 3, the Company reviewed its accounting practices for operations outside of Canada and determined that such operations are self-sustaining. The accounts of self-sustaining foreign subsidiaries are translated using the current rate method, whereby assets and liabilities are translated at period-end exchange rates, while revenues and expenses are translated using average rates for the period. Translation gains and losses relating to the subsidiaries are deferred and included as a separate component of shareholders’ equity. Previously, operations outside of Canada were considered to be integrated and translated using the temporal method. Under the temporal method, monetary assets and liabilities were translated at the period-end exchange rate, other assets and liabilities at the historical rates and revenues and expenses at the average monthly rates except depreciation, depletion and amortization, which were translated on the same basis as the related assets.

This change in practice was adopted prospectively beginning April 5, 2002, and results in an increase in net earnings of $9 million for the three months ended December 31, 2002 and an increase of $2 million for the year ended December 31, 2002.

3.	BUSINESS COMBINATION WITH ALBERTA ENERGY COMPANY LTD.

On January 27, 2002, PanCanadian and Alberta Energy Company Ltd. (“AEC”) announced plans to combine their companies. The transaction was accomplished through a plan of arrangement (the “Arrangement”) under the Business Corporations Act (Alberta). The Arrangement included a common share exchange, pursuant to which holders of common shares of AEC received 1.472 common shares of PanCanadian for each common share of AEC that they held. After obtaining approvals of the common shareholders and optionholders of AEC and the common shareholders of PanCanadian, the Court of Queen’s Bench of Alberta and appropriate regulatory and other authorities, the transaction closed April 5, 2002, and PanCanadian changed its name to EnCana Corporation (“EnCana”).

Interim Report
For the period ended December 31, 2002

EnCana Corporation
Notes to Consolidated Financial Statements (unaudited)

3.	BUSINESS COMBINATION WITH ALBERTA ENERGY COMPANY LTD. (continued)

This business combination has been accounted for using the purchase method with the results of operations of AEC included in the Consolidated Financial Statements from the date of acquisition. The Arrangement resulted in PanCanadian issuing 218.5 million common shares and a transaction value of $8,714 million. The calculation of the purchase price and the allocation to assets and liabilities acquired as of April 5, 2002 is shown below. Further information related to AEC can be obtained from the audited Consolidated Financial Statements included in the Joint Information Circular concerning the merger of AEC and PanCanadian.

		($ millions)

Calculation of Purchase Price:
Common Shares issued to AEC shareholders (millions)	218.5
Price of Common Shares ($ per common share)	38.43

Value of Common Shares issued		$8,397
Fair value of AEC share options exchanged for share options of EnCana Corporation (“Share options”)		167
Transaction costs		150

Total purchase price		8,714
Plus: Fair value of liabilities assumed
Current liabilities		1,781
Long-term debt, including Capital Securities		4,843
Project financing debt		604
Preferred securities		458
Other non-current liabilities		193
Future income taxes		2,647

Total Purchase Price and Liabilities Assumed		$19,240

($ millions)

Fair Value of Assets Acquired:
Current assets	$1,505
Capital assets	14,053
Other non-current assets	605
Goodwill	3,077

Total Fair Value of Assets Acquired	$19,240

($ millions)

Goodwill Allocation:
Onshore North America	$2,808
Midstream & Marketing	78

2,886
Discontinued Operations	191

Total Goodwill Allocation	$3,077

Interim Report
For the period ended December 31, 2002

EnCana Corporation
Notes to Consolidated Financial Statements (unaudited)

4.	SEGMENTED INFORMATION

Due to the business combination described in Note 3, the Company has redefined its operations into the following segments.

•	Onshore North America includes the Company s North America onshore exploration for, and production of, natural gas, natural gas liquids and crude oil.

•	Offshore & International combines the following two divisions:

•	the Offshore & International Operations Division develops the reserves associated with offshore and international discoveries. The Division currently has production in Ecuador and the U.K. central North Sea and major developments in the East Coast of Canada, the Gulf of Mexico and the U.K. central North Sea.

•	the Offshore & New Ventures Exploration Division includes the Company s exploration activity in the Canadian East Coast, the North American frontier region, the Gulf of Mexico, the U.K. central North Sea, the Middle East, Africa, Australia and Latin America.

•	Midstream & Marketing includes gas storage operations, natural gas liquids processing and power generation operations, as well as Marketing activity under which the Company purchases and takes delivery of product from others and delivers product to customers under transportation arrangements not utilized for the Company s own production.

All prior periods have been restated to conform to these definitions. Operations that have been discontinued are disclosed in Note 5.

Results of Operations (For the three months ended December 31)

	Onshore North America		Offshore & International		Midstream & Marketing

($ millions)	2002	2001	2002	2001	2002	2001

Revenues
Gross revenue	$2,203	$663	$207	$41	$1,352	$325
Royalties and production taxes	324	59	57	—	—	—

Revenues, net of royalties and production taxes	1,879	604	150	41	1,352	325
Expenses
Transportation and selling	144	38	14	5	33	4
Operating	296	110	43	6	118	47
Purchased product	—	—	—	—	1,131	283
Depreciation, depletion and amortization	589	197	118	44	17	10

Segment Income	$850	$259	$(25)	$(14)	$53	$(19)

	Corporate		Consolidated

	2002	2001	2002	2001

Revenues
Gross revenue	$11	$(26)	$3,773	$1,003
Royalties and production taxes	—	—	381	59

Revenues, net of royalties and production taxes	11	(26)	3,392	944
Expenses
Transportation and selling	—	—	191	47
Operating	—	—	457	163
Purchased product	—	—	1,131	283
Depreciation, depletion and amortization	19	10	743	261
Gain on corporate disposition	(51)	—	(51)	—

Segment Income	43	(36)	921	190

Administrative	76	6	76	6
Interest, net	177	24	177	24
Foreign exchange loss	4	6	4	6

	257	36	257	36

Net Earnings Before Income Tax	(214)	(72)	664	154
Income tax expense	239	65	239	65
Distributions on Subsidiary Preferred Securities, net of tax	9	—	9	—

Net Earnings from Continuing Operations	$(462)	$(137)	$416	$89

Interim Report
For the period ended December 31, 2002

EnCana Corporation
Notes to Consolidated Financial Statements (unaudited)

4.     SEGMENTED INFORMATION (continued)

Geographic and Product Information (For the three months ended December 31)

Onshore North America

	Produced Gas and NGLs

	Canada		U.S. Rockies

	2002	2001	2002	2001

Revenues
Gross revenue	$1,252	$444	$395	$24
Royalties and production taxes	176	25	92	7

Revenues, net of royalties and production taxes	1,076	419	303	17
Expenses
Transportation and selling	89	33	34	—
Operating	133	49	21	5

Operating Cash Flow	$854	$337	$248	$12

					Total Onshore
	Conventional Crude Oil		Syncrude		North America

	2002	2001	2002	2001	2002	2001

Revenues
Gross revenue	$421	$195	$135	$—	$2,203	$663
Royalties and production taxes	55	27	1	—	324	59

Revenues, net of royalties and production taxes	366	168	134	—	1,879	604
Expenses
Transportation and selling	20	5	1	—	144	38
Operating	90	56	52	—	296	110

Operating Cash Flow	$256	$107	$81	$—	$1,439	$456

Offshore & International

							Total Offshore
	Ecuador		U.K. North Sea		Other		& International

	2002	2001	2002	2001	2002	2001	2002	2001

Revenues
Gross revenue	$173	$—	$34	$41	$—	$—	$207	$41
Royalties and production taxes	57	—	—	—	—	—	57	—

Revenues, net of royalties and production taxes	116	—	34	41	—	—	150	41
Expenses
Transportation and selling	10	—	4	5	—	—	14	5
Operating	28	—	7	6	8	—	43	6

Operating Cash Flow	$78	$—	$23	$30	$(8)	$—	$93	$30

Midstream & Marketing

					Total Midstream
	Midstream		Marketing		& Marketing

	2002	2001	2002	2001	2002	2001

Revenues
Gross revenue	$328	$39	$1,024	$286	$1,352	$325
Expenses
Transportation and selling	—	—	33	4	33	4
Operating	110	40	8	7	118	47
Purchased product	142	—	989	283	1,131	283

Operating Cash Flow	$76	$(1)	$(6)	$(8)	$70	$(9)

Interim Report

For the period ended December 31, 2002

EnCana Corporation
Notes to Consolidated Financial Statements (unaudited)

4. SEGMENTED INFORMATION (continued)

Results of Operations (For the years ended December 31)

	Onshore North America		Offshore & International		Midstream & Marketing

($ millions)	2002	2001	2002	2001	2002	2001

Revenues
Gross revenue	$6,152	$3,569	$701	$171	$4,133	$1,462
Royalties and production taxes	809	303	180	—	—	—

Revenues, net of royalties and production taxes	5,343	3,266	521	171	4,133	1,462
Expenses
Transportation and selling	385	137	53	19	136	16
Operating	952	429	135	17	351	247
Purchased product	—	—	—	—	3,448	1,144
Depreciation, depletion and amortization	1,776	703	260	96	62	20

Segment Income	$2,230	$1,997	$73	$39	$136	$35

	Corporate		Consolidated

	2002	2001	2002	2001

Revenues
Gross revenue	$14	$(5)	$11,000	$5,197
Royalties and production taxes	—	—	989	303

Revenues, net of royalties and production taxes	14	(5)	10,011	4,894
Expenses
Transportation and selling	—	—	574	172
Operating	—	—	1,438	693
Purchased product	—	—	3,448	1,144
Depreciation, depletion and amortization	55	33	2,153	852
Gain on corporate disposition	(51)	—	(51)	—

Segment Income	10	(38)	2,449	2,033

Administrative	187	83	187	83
Interest, net	419	45	419	45
Foreign exchange (gain) loss	(20)	20	(20)	20

	586	148	586	148

Net Earnings Before Income Tax	(576)	(186)	1,863	1,885
Income tax expense	618	631	618	631
Distributions on Subsidiary Preferred Securities, net of tax	20	—	20	—

Net Earnings from Continuing Operations	$(1,214)	$(817)	$1,225	$1,254

Interim Report
For the period ended December 31, 2002

EnCana Corporation
Notes to Consolidated Financial Statements (unaudited)

4. SEGMENTED INFORMATION (continued)

Geographic and Product Information (For the years ended December 31)

Onshore North America

	Produced Gas and NGL's

	Canada		U.S. Rockies

	2002	2001	2002	2001

Revenues
Gross revenue	$3,451	$2,544	$869	$118
Royalties and production taxes	419	141	196	39

Revenues, net of royalties and production taxes	3,032	2,403	673	79
Expenses
Transportation and selling	235	112	91	—
Operating	407	175	64	17

Operating Cash Flow	$2,390	$2,116	$518	$62

					Total Onshore
	Conventional Crude Oil		Syncrude		North America

	2002	2001	2002	2001	2002	2001

Revenues
Gross revenue	$1,463	$907	$369	$—	$6,152	$3,569
Royalties and production taxes	190	123	4	—	809	303

Revenues, net of royalties and production taxes	1,273	784	365	—	5,343	3,266
Expenses
Transportation and selling	55	25	4	—	385	137
Operating	317	237	164	—	952	429

Operating Cash Flow	$901	$522	$197	$—	$4,006	$2,700

Offshore & International

							Total Offshore
	Ecuador		U.K. North Sea		Other		& International

	2002	2001	2002	2001	2002	2001	2002	2001

Revenues
Gross revenue	$541	$—	$160	$171	$—	$—	$701	$171
Royalties and production taxes	180	—	—	—	—	—	180	—

Revenues, net of royalties and production taxes	361	—	160	171	—	—	521	171
Expenses
Transportation and selling	34	—	19	19	—	—	53	19
Operating	83	—	18	17	34	—	135	17

Operating Cash Flow	$244	$—	$123	$135	$(34)	$—	$333	$135

Midstream & Marketing

					Total Midstream
	Midstream		Marketing		& Marketing

	2002	2001	2002	2001	2002	2001

Revenues
Gross revenue	$760	$260	$3,373	$1,202	$4,133	$1,462
Expenses
Transportation and selling	—	—	136	16	136	16
Operating	331	228	20	19	351	247
Purchased product	265	—	3,183	1,144	3,448	1,144

Operating Cash Flow	$164	$32	$34	$23	$198	$55

Interim Report
For the period ended December 31, 2002

EnCana Corporation
Notes to Consolidated Financial Statements (unaudited)

4.     SEGMENTED INFORMATION (continued)

Capital Expenditures

	Three Months Ended		Year Ended
	December 31		December 31

	2002	2001	2002	2001

Onshore North America	$997	$454	$3,662	$1,356
Offshore & International	423	142	1,126	407
Midstream & Marketing	49	60	87	165
Corporate	37	5	65	27

Total	$1,506	$661	$4,940	$1,955

Capital and Total Assets

	As at December 31,

	Capital Assets		Total Assets

	2002	2001	2002	2001

Onshore North America	$18,994	$6,442	$22,977	$6,970
Offshore & International	3,710	1,154	4,023	1,247
Midstream & Marketing	874	458	2,348	849
Corporate	192	108	492	1,006
Assets of Discontinued Operations	—	—	1,482	728

Total	$23,770	$8,162	$31,322	$10,800

Interim Report
For the period ended December 31, 2002

EnCana Corporation
Notes to Consolidated Financial Statements (unaudited)

5. DISCONTINUED OPERATIONS

On April 24, 2002, the Company adopted formal plans to exit from the Houston-based merchant energy operation, which was included in the Midstream & Marketing segment. Accordingly, these operations have been accounted for as discontinued operations.

On July 9, 2002, the Company announced that it planned to sell its 70% equity investment in the Cold Lake Pipeline System and its 100% interest in the Express Pipeline System. Both crude oil pipeline systems were acquired in the business combination with Alberta Energy Company Ltd. on April 5, 2002 described in Note 3. Accordingly, these operations have been accounted for as discontinued operations. The Company, through indirect wholly owned subsidiaries, is a shipper on the Cold Lake pipeline and the Express system. The financial results for the year ended December 31, 2002 shown below includes tariff revenue of $54 million paid by the Company for services on Express (three months ended — $12 million). On January 2, 2003 and January 9, 2003, the Company announced it had completed the sale of its interest in the Cold Lake Pipeline System and Express Pipeline System for total proceeds of approximately $1.6 billion, including assumption of related long-term debt (see Note 12).

As the wind-down of the merchant energy operation was substantially complete at December 31, 2002, and the midstream pipelines were sold subsequent to year end, all discontinued operations at December 31, 2002 have been classified as current on the Consolidated Balance Sheet.

The following tables present the effect of the discontinued operations on the Consolidated Financial Statements:

Consolidated Statement of Earnings

	For the Three Months Ended December 31

	Merchant Energy		Midstream - Pipelines		Total

($ millions)	2002	2001	2002	2001	2002	2001

Revenues	$(9)	$736	$63	$—	$54	$736

Expenses
Operating	—	—	25	—	25	—
Purchased product	(10)	730	—	—	(10)	730
Administrative	1	3	—	—	1	3
Interest, net	—	—	8	—	8	—
Depreciation, depletion and amortization	(1)	1	4	—	3	1
Loss on discontinuance	6	—	—	—	6	—

	(4)	734	37	—	33	734

Net (Loss) Earnings Before Income Tax	(5)	2	26	—	21	2
Income tax expense	(2)	1	10	—	8	1

Net (Loss) Earnings from Discontinued Operations	$(3)	$1	$16	$—	$13	$1

	For the Years Ended December 31

	Merchant Energy			Midstream - Pipelines*		Total

($ millions)	2002	2001		2002	2001	2002	2001

Revenues	$1,454	$4,085	**	$212	$—	$1,666	$4,085

Expenses
Operating	—	—		78	—	78	—
Purchased product	1,465	3,983	**	—	—	1,465	3,983
Administrative	35	43		—	—	35	43
Interest, net	—	—		30	—	30	—
Foreign exchange (gain)	—	—		(3)	—	(3)	—
Depreciation, depletion and amortization	—	4		27	—	27	4
Loss on discontinuance	30	—		—	—	30	—

	1,530	4,030		132	—	1,662	4,030

Net (Loss) Earnings Before Income Tax	(76)	55		80	—	4	55
Income tax expense (recovery)	(27)	22		32	—	5	22

Net (Loss) Earnings from Discontinued Operations	$(49)	$33		$48	$—	$(1)	$33

*	Reflects only nine months of earnings as EnCana did not own the pipelines until April 5, 2002.

**	Upon review of additional information related to 2001 sales and purchases of natural gas by the U.S. marketing subsidiary, the Company has determined certain revenue and expenses should have been reflected in the financial statements on a net basis rather than included on a gross basis as Revenue and Expenses — Purchased product. The amendment had no effect on net earnings or cash flow but Revenues and Expenses — Purchased product have been reduced by $1,126 million.

Interim Report
For the period ended December 31, 2002

EnCana Corporation
Notes to Consolidated Financial Statements (unaudited)

5. DISCONTINUED OPERATIONS (continued)

Consolidated Balance Sheet

	As at December 31,

	Merchant Energy		Midstream - Pipelines		Total

($ millions)	2002	2001	2002	2001	2002	2001

Assets
Cash and cash equivalents	$—	$—	$68	$—	$68	$—
Accounts receivable and accrued revenue		632	31	—	31	632
Inventories	—	70	1	—	1	70

	—	702	100	—	100	702
Capital assets, net	—	9	817	—	817	9
Investments and other assets	—	17	374	—	374	17
Goodwill	—	—	191	—	191	—

	—	728	1,482	—	1,482	728

Liabilities
Accounts payable and accrued liabilities	5	584	40	—	45	584
Income tax payable	—	—	17	—	17	—
Current portion of long-term debt	—	—	23	—	23	—

	5	584	80	—	85	584
Long-term debt	—	—	576	—	576	—
Deferred credits and other liabilities	—	2	—	—	—	2
Future income taxes	—	—	164	—	164	—

	5	586	820	—	825	586

Net Assets of Discontinued Operations	$(5)	$142	$662	$—	$657	$142

The above table does not include any financial information for 2001 related to Midstream — Pipelines as EnCana did not own the pipelines being discontinued at that time.

6.     INCOME TAXES

	Three Months Ended		Year Ended
	December 31		December 31

($ millions)	2002	2001	2002	2001

Provision for Income Taxes
Current
Canada	$(159)	$50	$(30)	$504
United States	—	(2)	(49)	(9)
Ecuador	13	—	27	—
United Kingdom	(12)	(7)	—	—
Other	1	1	3	2

	(157)	42	(49)	497
Future	396	23	667	134

	$239	$65	$618	$631

Interim Report
For the period ended December 31, 2002

EnCana Corporation
Notes to Consolidated Financial Statements (unaudited)

7. SHORT-TERM DEBT

	As at December 31,

($ millions)	2002	2001

Canadian Dollar Denominated Debt Revolving credit and term loan borrowings	$438	$—

At December 31, 2002, one of the Company’s subsidiaries had in place short-term debt of $438 million. The borrowing is under a non-revolving credit facility, which has an expiry date of May 2003 with a provision for an extension for a further six months at the option of the lender and upon the request from the subsidiary. This facility was repaid in full subsequent to year end and then cancelled.

8.     LONG-TERM DEBT

	As at December 31,

($ millions)	2002	2001

Canadian Dollar Denominated Debt
Revolving credit and term loan borrowings	$1,388	$37
Unsecured notes and debentures	1,825	125

	3,213	162

U.S. Dollar Denominated Debt
U.S. revolving credit and term loan borrowings	696	—
U.S. unsecured notes and debentures	3,608	2,208

	4,304	2,208

	7,517	2,370
Increase in Value of Debt Acquired	90	—
Current Portion of Long-term Debt	(212)	(160)

	$7,395	$2,210

Certain notes and debentures of the Company were acquired in the business combination described in Note 3 and are accounted for at their fair value. The difference between the fair value and the principal amount of the debt acquired is being amortized over the remaining life of the outstanding debt acquired, approximately 24 years.

As required by Canadian generally accepted accounting principles, the Company’s U.S. dollar denominated debt is translated into Canadian dollars at the period end exchange rate. Translation gains and losses are recorded in income. The $20 million foreign exchange gain for the year ended December 31, 2002, includes a foreign exchange gain of $34 million ($27 million after tax) related to the translation of U.S. dollar debt. Included in the $4 million foreign exchange loss for the three months ended December 31, 2002, is a foreign exchange gain of $13 million ($10 million after tax) related to the translation of U.S. dollar debt.

On October 16, 2002, the Company announced that it had established October 22, 2002 as the record date for a meeting of Capital Securities holders to consider, and if thought advisable to approve, amendments to the terms of such Capital Securities to provide the Company with the right to call for the early redemption of the Capital Securities, with a face value of $430 million. On November 26, 2002, the holders approved the amendments and on December 9, 2002, the Company redeemed the Capital Securities for total consideration of $495 million, including accrued and unpaid interest of $17 million.

On December 24, 2002, the Company repurchased the US$85 million 7.34% Notes and the US$113 million 6.78% Notes for total consideration of approximately US$226 million, including accrued and unpaid interest.

Interim Report
For the period ended December 31, 2002

EnCana Corporation
Notes to Consolidated Financial Statements (unaudited)

9. SHARE CAPITAL

	December 31, 2002		December 31, 2001

(millions)	Number	Amount	Number	Amount

Common Shares Outstanding, Beginning of Year	254.9	$196	254.8	$148
Shares Issued to AEC Shareholders (Note 3)	218.5	8,397	—	—
Shares Issued under Option Plans	5.5	139	1.9	48
Shares Repurchased	—	—	(0.2)	—
Adjustments due to Canadian Pacific Limited Reorganization	—	—	(1.6)	—

Common Shares Outstanding, End of Year	478.9	$8,732	254.9	$196

The Company has a stock-based compensation plan (EnCana plan) that allows employees to purchase common shares of the Company. Option exercise prices approximate the market price for the common shares on the date the options were issued. Options granted under the plan are generally fully exercisable after three years and expire five years after the grant date. Options granted under previous EnCana and Canadian Pacific Limited replacement plans expire 10 years from the date the options were granted.

In conjunction with the business combination transaction described in Note 3, options to purchase AEC common shares were replaced with options to purchase common shares of EnCana (AEC replacement plan). The transaction also resulted in these replacement options, along with all options outstanding under the EnCana plan, becoming exercisable after the close of business on April 5, 2002.

The following tables summarize the information about options to purchase common shares at December 31, 2002:

		Weighted
	Share	Average
	Options	Exercise
	(millions)	Price ($)

Outstanding, Beginning of Year	10.5	32.31
Granted under EnCana Plan	12.1	48.13
Granted under AEC Replacement Plan	13.1	32.01
Granted under Directors’ Plan	0.1	48.04
Exercised	(5.5)	25.20
Forfeited	(0.7)	43.81

Outstanding, End of Year	29.6	39.74

Exercisable, End of Year	17.7	34.10

	Outstanding Options			Exercisable Options

		Weighted
	Number of	Average	Weighted	Number of	Weighted
	Options	Remaining	Average	Options	Average
	Outstanding	Contractual	Exercise	Outstanding	Exercise
Range of Exercise Price ($)	(millions)	Life (years)	Price ($)	(millions)	Price ($)

13.50 to 19.99	3.5	1.3	18.75	3.5	18.75
20.00 to 24.99	2.1	2.3	22.25	2.1	22.25
25.00 to 29.99	3.2	2.3	26.58	3.2	26.58
30.00 to 43.99	1.9	3.1	38.56	1.7	38.11
44.00 to 53.00	18.9	3.9	47.91	7.2	47.42

	29.6	3.0	39.74	17.7	34.10

Interim Report
For the period ended December 31, 2002

EnCana Corporation
Notes to Consolidated Financial Statements (unaudited)

9. SHARE CAPITAL (continued)

The Company does not record compensation expense in the Consolidated Financial Statements for share options granted to employees and directors. If the fair-value method had been used, the Company’s Net Earnings and Net Earnings per Common Share would approximate the following pro-forma amounts:

	Year Ended
	December 31

($ millions, except per share amounts)	2002	2001

Compensation Costs	80	39
Net Earnings
As reported	1,224	1,287
Pro forma	1,144	1,248
Net Earnings per Common Share
Basic
As reported	2.92	5.02
Pro forma	2.73	4.87
Diluted
As reported	2.87	4.90
Pro forma	2.68	4.75

As described above, the acquisition of AEC resulted in all outstanding options at April 5, 2002 becoming fully exercisable. As the stock option expense is normally recognized over the expected life, the early vesting of outstanding options resulted in an acceleration of the compensation cost. As such, a $33 million expense relating to options outstanding at April 5, 2002 was included in the 2002 pro forma earnings above.

The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with weighted average assumptions for grants as follows:

	Year Ended
	December 31

	2002	2001

Weighted Average Fair Value of Options Granted	$13.31	$13.53
Risk Free Interest Rate	4.29%	4.24%
Expected Lives (years)	3.00	3.00
Expected Volatility	0.35	0.35
Annual Dividend per Share	$0.40	$0.40

10.     PER SHARE AMOUNTS

The following table summarizes the common shares used in calculating net earnings and cash flow per common share.

	Three Months Ended					Year Ended

				December 31		December 31
	March 31	June 30	September 30
	2002	2002	2002	2002	2001	2002	2001

Weighted Average Common Shares Outstanding — Basic	255.3	461.1	476.8	477.9	254.8	417.8	255.6
Effect of Dilutive Securities	5.7	8.9	5.4	7.3	5.8	7.3	6.2

Weighted Average Common Shares Outstanding — Diluted	261.0	470.0	482.2	485.2	260.6	425.1	261.8

The net earnings per common share calculations include the effect of the Distributions on Preferred Securities, net of tax for the three months of $1 million (2001 — $1 million) and for the year to date $3 million (2001 — $4 million).

Interim Report
For the period ended December 31, 2002

EnCana Corporation
Notes to Consolidated Financial Statements (unaudited)

11. RISK MANAGEMENT

Unrecognized gains (losses) on risk management activities:

($ millions)	December 31, 2002

Natural gas	302
Crude oil	(122)
Gas storage	(43)
Natural gas liquids	(3)
Power	(3)
Foreign currency	(90)
Interest rates	62

103

Information with respect to contracts in place at December 31, 2001, is disclosed in Note 17 to the PanCanadian annual audited Consolidated Financial Statements and Note 15 to the AEC annual audited Consolidated Financial Statements.

12.     SUBSEQUENT EVENTS

Amalgamation with Alberta Energy Company Ltd.

On January 2, 2003, the Company announced that it had completed its vertical short-form amalgamation with its wholly owned subsidiary AEC effective January 1, 2003. EnCana Corporation is now the successor issuer in respect of AEC s previously issued debt securities, including the Preferred Securities, and will be responsible for all AEC s contractual obligations.

Sale of interests in Cold Lake and Express Pipeline Systems

On January 2, 2003 and January 9, 2003, the Company announced that it had completed its previously announced sales of its interests in the Cold Lake and Express Pipeline Systems for estimated total proceeds of approximately $1.6 billion, including assumption of related long-term debt. Both sales are subject to closing and post-closing adjustments.

Sale of interest in Syncrude Joint Venture

On February 3, 2003, the Company announced it had reached agreement with Canadian Oil Sands Limited to sell a 10 percent interest in the Syncrude Joint Venture for approximately $1.07 billion. The Company has also granted Canadian Oil Sands Limited an option, which expires December 31, 2003, to purchase its remaining 3.75% interest in Syncrude and a gross overriding royalty. If exercised, the option would generate approximately $417 million in additional proceeds.

13.     RECLASSIFICATION

Certain information provided for prior periods has been reclassified to conform to the presentation adopted in 2002.

EnCana Corporation
Pro Forma Consolidated Financial Statements
(Unaudited)
For the Year Ended December 31, 2002

EnCana Corporation

Pro Forma
Consolidated Statement of Earnings
(Unaudited)

	EnCana	AEC	Pro Forma	EnCana
	Year Ended	3 Months Ended	Adjustments	Pro Forma
($ millions, except per share amounts)	December 31, 2002	March 31, 2002	Note 1	Consolidated

Revenues, Net of Royalties and Production Taxes
Upstream	$5,864	$844	$(141)	$6,567
Midstream and Marketing	4,133	358	141	4,632
Other	14	—	—	14

	10,011	1,202	—	11,213
Expenses
Transportation and selling	574	103	—	677
Operating	1,438	202	—	1,640
Purchased product	3,448	406	—	3,854
Administrative	187	24	—	211
Interest, net	419	61	9	489
Foreign exchange (gain)	(20)	(1)	—	(21)
Depreciation, depletion and amortization	2,153	302	45	2,500
Gain on corporate disposition	(51)	—	—	(51)

Earnings Before the Undernoted	1,863	105	(54)	1,914
Income tax expense (recovery)	618	39	(23)	634
Distributions on subsidiary preferred securities, net of tax	20	16	(5)	31

Net Earnings from Continuing Operations	1,225	50	(26)	1,249
Net Earnings from Discontinued Operations	(1)	6	—	5

Net Earnings	1,224	56	(26)	1,254
Distributions on preferred securities, net of tax	3	—	—	3

Net Earnings Attributable to Common Shareholders	$1,221	$56	$(26)	$1,251

Net Earnings from Continuing Operations per Common Share
Basic				$2.63

Diluted				$2.58

Net Earnings per Common Share
Basic				$2.64

Diluted				$2.59

EnCana Corporation

Pro Forma
Consolidated Statement of Cash Flow
(Unaudited)

	EnCana	AEC	Pro Forma	EnCana
	Year Ended	3 Months Ended	Adjustments	Pro Forma
($ millions, except per share amounts)	December 31, 2002	March 31, 2002	Note 1	Consolidated

Operating Activities
Net earnings from continuing operations	$1,225	$50	$(26)	$1,249
Depreciation, depletion and amortization	2,153	302	45	2,500
Future income taxes	667	13	(19)	661
Other	(266)	9	—	(257)

Cash Flow from Continuing Operations	3,779	374	—	4,153
Cash Flow from Discontinued Operations	42	16	—	58

Cash Flow	3,821	390	—	4,211

Cash Flow from Continuing Operations per Common Share
Basic				$8.77

Diluted				$8.59

Cash Flow per Common Share
Basic				$8.89

Diluted				$8.71

EnCana Corporation
Notes to Pro Forma Consolidated Financial Statements
December 31, 2002
(Unaudited)

1. Basis of Presentation

The unaudited Pro Forma Consolidated Statement of Earnings and Consolidated Statement of Cash Flow have been prepared for information purposes using information contained in the following:

(a)	EnCana’s unaudited Consolidated Financial Statements for the year ended December 31, 2002

(b)	AEC’s unaudited Consolidated Financial Statements for the three months ended March 31, 2002.

The pro forma adjustments include adjustments for financial statement presentation of segmented financial information. To be consistent with EnCana’s segmented presentation, revenues associated with AEC’s purchased gas activity have been reclassified from Upstream revenue.

All pro forma adjustments related to the purchase price allocation have been based upon the Business Combination information disclosed in Note 3 of the December 31, 2002 unaudited Consolidated Financial Statements of EnCana and assume that the transaction occurred on January 1, 2002.

Pro forma adjustments made in the unaudited Pro Forma Consolidated Statement of Earnings and unaudited Pro Forma Consolidated Statement of Cash Flow relate to (i) the recording of interest expense on the Capital Securities of AEC, (ii) the recording of Depreciation, depletion and amortization on the increase in the carrying value of Capital Assets resulting from the acquisition which has been allocated to capital assets that are subject to depreciation, depletion and amortization and (iii) the recording of the future income tax benefits related to these additional expenses.

These unaudited Pro Forma Consolidated Financial Statements may not be indicative of the results that actually would have occurred if the events reflected therein had been in effect on the dates indicated or of the results that may be obtained in the future.